INCOME SECURITIES TRUST

SHAREHOLDER
MEETINGS
In November 2002, the Board of Trustees adopted several amendments to the Fund's by-laws, including provisions relating to the calling of a special meeting and requiring advance notice of shareholder proposals or nominees for Trustee. The advance notice provisions in the by-laws require shareholders to notify the Fund in writing of any proposal which they intend to present at an annual meeting of shareholders, including any nominations for Trustee, between 90 and 120 days prior to the first anniversary of the mailing date of the notice from the prior year's annual meeting of shareholders. The notification must be in the form prescribed by the bylaws. The advance notice provisions provide the Fund and its Trustees with the opportunity to thoughtfully consider and address the matters proposed before the Fund prepares and mails its proxy statement to shareholders. Other amendments set forth the procedures that must be followed in order for a shareholder to call a special meeting of shareholders. Please contact the Secretary of the Fund for additional information about the advance notice requirements or the other amendments to the by-laws.

On March 20, 2003, the Annual Meeting of the Fund was held to elect eleven Trustees and to ratify the actions of the Trustees in selecting independent auditors for the Fund. Proxies covering 9,732,741 shares of beneficial interest were voted at the meeting. The shareholders elected the following Trustees to serve until their respective successors are duly elected and qualified, with the votes tabulated as follow:



WITHHELD

FOR
AUTHORITY
Dennis S. Aronowitz
9,595,611
137,130
Richard P. Chapman, Jr.
9,605,315
127,426
William Cosgrove
9,601,375
131,366
John M. DeCiccio
9,549,913
182,828
Richard Farrell
9,608,612
124,129
Maureen R. Ford
9,609,338
123,403
William F. Glavin
9,592,043
140,698
John A. Moore
9,601,340
131,401
Patti McGill Peterson
9,603,530
129,211
John W. Pratt
9,597,860
134,881

The shareholders also ratified the Trustees' selection of PricewaterhouseCoopers LLP as the Fund's independent auditors for the fiscal year ending December 31, 2003, with the votes tabulated as follows: 9,584,537 FOR, 48,635 AGAINST and 99,568 ABSTAINING.